Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS

FOR SECOND QUARTER AND FIRST SIX MONTHS FISCAL YEAR 2007

FOREST CITY, IOWA, March 15, 2007 – Winnebago Industries, Inc. (NYSE:WGO), a leading United States motor home manufacturer, today reported financial results for the Company’s second quarter and first six months of fiscal year 2007 ended February 24, 2007.

Net income for the second quarter was $7.5 million, a decrease of 2.2 percent compared to net income of $7.7 million for the second quarter of fiscal 2006. On a diluted per share basis, the Company earned 24 cents a share for the second quarter of fiscal 2007, compared to 23 cents per diluted share for the second quarter last fiscal year.

Revenues for the quarter were $199.0 million, a decrease of 3.6 percent, compared to revenues of $206.4 million for the second quarter last fiscal year.

Net income for the first six months of fiscal 2007 was $15.5 million, a decrease of 30.5 percent compared to $22.3 million for the same period of fiscal 2006. On a diluted per share basis, the Company earned 49 cents a share for the first six months of fiscal 2007, compared to 67 cents a share for the first six months of fiscal 2006.

Revenues for the first six months of fiscal 2007 were $400.8 million, a decrease of 8.6 percent compared to $438.7 million for the same period last fiscal year.

“Net income for the quarter was negatively impacted by lower volume, which was more than offset by increased financial income and a lower effective tax rate,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “We were pleased with the introduction of our new Class A products at the Recreation Vehicle Industry Association show in Louisville. The lower-priced Winnebago Vista and Itasca Sunstar Class A gas motor homes began shipping during the second quarter, resulting in a significant increase in Class A gas motor homes delivered during the quarter. Contributing to the weakness in the Class C segment in the second quarter, was the fact that higher deliveries of the new fuel efficient Winnebago View and Itasca Navion were needed during the second quarter last year to provide adequate stocking levels in the dealer channel.”

“We were pleased to see improvement in our sales order backlog,” said Winnebago Industries’ President Ed Barker. “As of February 24, 2007, the sales order backlog showed an increase of 40 percent in the Class A gas segment and 60 percent in the Class A diesel segment, while the Class C segment remained fairly flat compared to the sales order backlog reported as of February 25, 2006. The increase in Class A backlog is due primarily to the favorable dealer response to our new Winnebago Destination and Itasca Latitude motor homes now entering the market. The Destination and Latitude are available in either a rear gas or diesel chassis option. They are currently in production and we will begin initial shipments during the third quarter.”

As of February 24, 2007, $22.2 million remains available under the April 12, 2006 Board of Directors common stock repurchase authorization.

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, March 15, 2007. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis or other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Quarter Ended
	Feb. 24, 2007		Feb. 25, 2006
		%		%
Net revenues	$199,014	100.0	$206,425	100.0
Cost of goods sold	180,049	90.5	186,105	90.2
Gross profit	18,965	9.5	20,320	9.8
Operating expenses
Selling	4,315	2.1	4,505	2.2
General and administrative	5,290	2.7	5,284	2.5
Total operating expenses	9,605	4.8	9,789	4.7
Operating income	9,360	4.7	10,531	5.1
Financial income	1,602.8		1,314.6
Income before income taxes	10,962	5.5	11,845	5.7
Provision for taxes	3,430	1.7	4,145	2.0
Net income	$7,532	3.8	$7,700	3.7
Income per common share:
Basic	$0.24		$0.23
Diluted	$0.24		$0.23
Weighted average common shares outstanding
Basic	31,459		32,806
Diluted	31,764		33,147

	Six Months Ended
	Feb. 24, 2007		Feb. 25, 2006
		%		%
Net revenues	$400,779	100.0	$438,680	100.0
Cost of goods sold	360,430	89.9	387,196	88.3
Gross profit	40,349	10.1	51,484	11.7
Operating expenses
Selling	9,042	2.3	9,178	2.1
General and administrative	11,807	2.9	10,333	2.3
Total operating expenses	20,849	5.2	19,511	4.4
Operating income	19,500	4.9	31,973	7.3
Financial income	3,165.8		2,236.5
Income before income taxes	22,665	5.7	34,209	7.8
Provision for taxes	7,197	1.8	11,939	2.7
Net income	$15,468	3.9	$22,270	5.1
Income per common share:
Basic	$0.49		$0.68
Diluted	$0.49		$0.67
Weighted average common shares outstanding
Basic	31,354		32,870
Diluted	31,666		33,167

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	Feb. 24, 2007	Aug. 26, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,446	$24,934
Short-term investments	154,549	129,950
Receivables, net	23,406	20,859
Inventories	94,389	77,081
Prepaid and other	16,452	14,336
Total current assets	301,242	267,160

Property and equipment, net	54,280	56,907
Deferred income taxes	25,708	25,002
Investment in life insurance	19,524	20,814
Other assets	17,095	14,832
Total assets	$417,849	$384,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,437	$27,923
Income taxes payable	10,343	7,876
Accrued expenses	44,143	44,323
Total current liabilities	91,923	80,122

Postretirement health care and deferred compensation benefits, net of current portion	87,494	86,271
Stockholders’ equity	238,432	218,322
Total liabilities and stockholders’ equity	$417,849	$384,715

Winnebago Industries, Inc.

Unaudited Condensed Statement of Cash Flows

(In thousands)

	Six Months Ended
	Feb. 24, 2007	Feb. 25, 2006
Operating activities:
Net income	$15,468	$22,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,331	5,328
Stock-based compensation	3,609	2,895
Postretirement benefit income and deferred compensation expense	830	638
Deferred income taxes	(3,238)	1,538
Increase in cash surrender value of life insurance policies	(390)	(521)
Excess tax benefit of stock options	(1,587)	(174)
Other	54	105
Change in assets and liabilities:
Inventories	(17,308)	29,767
Receivables and prepaid assets	(2,266)	10,986
Income taxes payable	4,065	3,257
Accounts payable and accrued expenses	9,149	(10,336)
Postretirement and deferred compensation benefits	(579)	(663)
Net cash provided by operating activities	13,138	65,090

Investing activities:
Purchases of short-term investments	(170,399)	(110,100)
Proceeds from the sale or maturity of short-term investments	145,800	58,950
Purchases of property and equipment	(2,841)	(1,968)
Other	748	274
Net cash used in investing activities	(26,692)	(52,844)

Financing activities:
Payments for purchase of common stock	—	(8,284)
Payments of cash dividends	(6,254)	(5,922)
Proceeds from issuance of treasury stock	5,733	1,127
Excess tax benefit of stock options	1,587	174
Net cash provided by (used in) financing activities	1,066	(12,905)

Net decrease in cash and cash equivalents	(12,488)	(659)

Cash and cash equivalents at beginning of period	24,934	19,484

Cash and cash equivalents at end of period	$12,446	$18,825

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	Quarter Ended		Change
	Feb. 24, 2007	Feb. 25, 2006	Units	%
Motor home unit deliveries
Class A Gas	886	658	228	34.7
Class A Diesel	430	471	(41)	(8.7)
Total Class A	1,316	1,129	187	16.6
Class C	787	1,139	(352)	(30.9)
Total deliveries	2,103	2,268	(165	(7.3)

	Six Months Ended		Change
	Feb. 24, 2007	Feb. 25, 2006	Units	%
Motor home unit deliveries
Class A Gas	1,658	1,559	99	6.4
Class A Diesel	771	893	(122)	(13.7)
Total Class A	2,429	2,452	(23)	(0.9)
Class C	1,883	2,310	(427)	(18.5)
Total deliveries	4,312	4,762	(450)	(9.4)

Winnebago Industries, Inc.

Unaudited Backlog and Dealer Inventory

(Units)

	As of		Change
	Feb. 24, 2007	Feb. 25, 2006	Units/$	%
Sales order backlog
Class A Gas	650	464	186	40.1
Class A Diesel	394	245	149	60.8
Total Class A	1,044	709	335	47.2
Class C	852	872	(20)	(2.3)
Total backlog*	1,896	1,581	315	19.9

Total approximate revenue dollars (in thousands)	$165,300	$127,800	$37,500	29.3

Dealer inventory	4,924	5,435	(511)	(9.4)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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